Exhibit 10.22

Confidential Materials omitted & filed separately with the

SEC. Double asterisks denote omissions.

SECOND AMENDMENT

TO LICENSE AND CO-DEVELOPMENT AGREEMENT

THIS SECOND AMENDMENT (“Second Amendment”) effective as of December 7 2015 (“Effective Date”), is made by and between MorphoSys AG, a German corporation (registered at the District Court of Munich, HRB121023) having an office and place of business at Lena-Christ-Str. 48, 82152 Martinsried/Planegg, Germany, (collectively with its affiliates, “MorphoSys”) and Emergent Product Development Seattle, LLC, a US corporation (registered in Delaware, N° 4858233) having an office and place of business at 2401 Fourth Avenue, Suite 1050, Seattle, Washington, USA (“Emergent”).

WHEREAS, Emergent and MorphoSys entered into that License and Co-Development Agreement dated as of August 19, 2014, as amended by first amendment effective as of July 8, 2015 (“Agreement”); and

WHEREAS, by letter agreement dated October 20, 2015 Emergent and MorphoSys agreed to extend the term for approval of the Development Plan for the Calendar Year 2016; and

WHEREAS, Emergent and MorphoSys now desire to amend the Agreement as set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Emergent and MorphoSys hereby agree as follows:

1. Incorporation of Recitals; Capitalized Terms. The Recitals set forth above are deemed to be true and accurate in all respects and are hereby incorporated into this Second Amendment by reference. Capitalized terms used herein shall have the same meanings ascribed to them in the Agreement unless otherwise expressly defined herein.

2. Section 3.5.3 of the Agreement shall be deleted in its entirety and replaced as follows:

3.5.3 Subject to Section 3.7, all matters set forth in Section 3,1 properly brought to the JSC for approval as specifically set forth in Section 3.1 shall be decided by the casting vote of MorphoSys in accordance with Section 3.5.2. Notwithstanding the foregoing, subject to Section 3.7, for matters set forth in Section 3.1 properly brought to the JSC for approval as specifically set forth in Section 3.1 and that are with respect to implementation of the 2016 Development Plan, Emergent shall have the casting vote (instead of MorphoSys) in accordance with Section 3.5.2.

3. Section 4.4.1(a) of the Agreement shall be deleted in its entirety and replaced as follows:

4.4.1 General.

(a)

(i)	Calendar Year 2016. Emergent shall bear seventy-five percent (75%) of all Development Costs for the Calendar Year 2016 and MorphoSys shall bear twenty-five percent (25%) of all Development Costs for the Calendar Year 2016 (whether incurred by Emergent or MorphoSys or their respective Affiliates, sublicensees or subcontractors) set forth in the Development Budget for the Calendar Year 2016 with respect to any Development Activities for the Calendar Year 2016 (including Manufacturing Development Activities); provided, however, that Development Costs for the Calendar Year 2016 incurred by Emergent or its Affiliates, sublicensees or subcontractors (and shared by MorphoSys twenty-five percent (25%)), will be limited to [**] Dollars ($[**]) in 2016 and Development Costs for the Calendar Year 2016 incurred by MorphoSys or its Affiliates, sublicensees or subcontractors (and shared by Emergent seventy-five (75%)) will be limited to [**] Dollars ($[**]). If expenses incurred by either Party in Calendar Year 2016 exceed those listed above, then the additional expenses shall be paid by the Party incurring them unless the other Party agrees in advance to share the additional expenses according to the percentages given above.

(ii)	Calendar Years 2017 and 2018. Emergent shall bear forty-nine percent (49%) of all Development Costs for the Calendar Years 2017 and 2018 and MorphoSys shall bear fifty-one percent (51%) of all Development Costs for the Calendar Years 2017 and 2018 (whether incurred by Emergent or MorphoSys or their respective Affiliates, sublicensees or subcontractors) set forth in the Development Budget for the Calendar Years 2017 and 2018 (including Manufacturing Development Activities).

(iii)	Calendar Years 2019 and beyond. Emergent shall bear thirty-six percent (36%) of all Development Costs for the Calendar Year 2019 and all subsequent Calendar Years and MorphoSys shall bear sixty-four percent (64%) of all Development Costs for the Calendar Year 2019 and all subsequent Calendar Years (whether incurred by Emergent or MorphoSys or their respective Affiliates, sublicensees or subcontractors) set forth in the applicable Development Budget with respect to any Development Activities for the Calendar Year 2019 and all subsequent Calendar Years (including Manufacturing Development Activities). Notwithstanding the foregoing, beginning in Calendar Year 2019 Emergent’s obligation to bear its thirty-six percent (36%) share of all Development Costs is subject to the Development Cost Cap.

4. Article 4.4.4(a) shall be deleted in its entirety and replaced as follows:

(a)

Notwithstanding anything contained in this Agreement to the contrary, Emergent shall have no obligation to bear Development Costs in excess of thirty-six percent (36%) of Four Hundred Sixty Million Dollars ($460,000,000) for Calendar Years 2019 and beyond, in accordance with Section 4.4.1(a)(iii) (the “Development Cost Cap”). However, Emergent has the right to unilaterally increase the Development Cost Cap by written notice to MorphoSys which expressly refers to Section 4.4.1(a)(iii) and

Section 4.4.4, within thirty (30) days after any decision of the JSC to increase the Development Budget or increases of the Development Budget pursuant to Section 4.4.2 for Calendar Years 2019 and beyond in excess of the Development Cost Cap, by the amount of such increase for certain Development Activities, and in such event such increased amount of Development Costs in the Development Budget shall be deemed to apply as the “Development Cost Cap” of which Emergent shall bear its thirty six percent (36%) share.

5. Article 4.7.4 shall be deleted in its entirety and replaced as follows:

4.7.4 The JSC shall meet to review and discuss a Development Proposal within sixty (60) calendar days after such Development Proposal is submitted by the proposing Party, and if the non-proposing Party agrees to add such MorphoSys Territory Required Development Activities, MorphoSys Territory Discretionary Development Activities, Emergent Territory Required Development Activities or Emergent Territory Discretionary Development Activities to the Development Plan and the Parties agree as to which Party will be responsible for performing such Development activities, then, notwithstanding Section 4.4.1(b) or 4.4.1(c), Emergent shall be responsible for its share of Development Costs in accordance with the allocation set forth in Section 4.4.1 (a) and MorphoSys shall be responsible for its share of Development Costs in accordance with the allocation set forth in Section 4.4.1 (a).

6. Article 8.2 of the Agreement shall be deleted in its entirety and replaced by the following one:

8.2 Milestone Payments. MorphoSys shall pay to Emergent the milestone payments described in this Section 8.2 upon achievement (first occurrence) of the corresponding milestone event; provided, however, that a [**]. MorphoSys shall promptly notify Emergent in writing of, but in no event later than ten (10) calendar days after, the achievement, or in case of a MorphoSys sublicensee achieving such milestone no later than ten (10) calendar days after receipt of notice by such sublicensee, of each such milestone event (each, a “Milestone Notification Notice”) achieved by it and Emergent shall provide a respective invoice to MorphoSys. MorphoSys shall pay the applicable milestone payment by wire transfer of immediately available funds into an account designated by Emergent within sixty (60) calendar days after receipt of such written undisputed invoice pursuant to Section 8.8; provided, however, that in no event shall a failure to deliver a Milestone Notification Notice relieve MorphoSys of its obligation to pay Emergent the milestone payments described in this Section 8.2. Each such payment is nonrefundable and noncreditable against any other payments due hereunder and is only payable on the first Product to achieve such milestone event. Each milestone payment shall only be due for the first Product to achieve the applicable milestone, on an Indication-by-Indication basis, irrespective of the number of Products that may subsequently achieve the applicable milestone event. For clarity, all milestone payments will be made once only.

[Remainder of Page Intentionally Left Blank]

Development Milestone Event for the first Product achieving any such Development Milestone Event	Milestone Payment
1. [intentionally left blank]	[intentionally left blank]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
Regulatory Milestone Event for the first Product achieving any such Regulatory Milestone Event	Milestone Payment
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

For clarity, for the fourth and subsequent Indications, no further development milestone payments shall be due under this Agreement. If milestone event 5 described in the preceding table under the heading “Development Milestone Event” is achieved before the achievement of milestone event 4 listed under such heading, then milestone event 4 shall be deemed automatically achieved, and the corresponding milestone payment shall be due and payable together with the payment of the milestone payment for the subsequent milestone event. If milestone event 7 described in the preceding table under the heading “Development Milestone Event” is achieved before the achievement of milestone event 6 listed under the such heading, then milestone event 6 shall be deemed automatically achieved, and the corresponding milestone payment shall be due and payable together with the payment of the milestone payment for the subsequent milestone event.

7. Article 13.2 of the Agreement shall be deleted in its entirety and replaced as follows:

13.2 MorphoSys Termination for Convenience.

a)

Subject to Section 14.1, at any time after completion of the stage 1 dose escalation of the Phase I/II Clinical Trial set forth in the Initial Development Plan and as amended pursuant to the protocol amendment 1 (“ES414 Protocol 401 Amendment 1”) and as further amended pursuant to protocol amendment 2 “ES414 Protocol 401 Amendment 2” (dose escalation of MOR209/ES414 by continuous infusion as monotherapy) (the “Phase I/II Clinical Trial Dose Escalation Phase”), MorphoSys shall have the right to terminate this Agreement in its sole discretion by providing six (6) months’ prior written notice to Emergent. The Phase I/II Clinical Trial Dose Escalation Phase is deemed to be “completed” upon dosing of [**] day cycles (or the relevant number of cycles and days on treatment foreseen in ES414 Protocol 401 Amendment 2) of the last patient in stage 1, or if patients can be enrolled in stage 2. For clarity, the Phase I/II Clinical Trial Dose Escalation Phase is also deemed to be “completed” if (i) no further patient is enrolled in such Phase I/II Clinical Trial Dose Escalation Phase, (ii) following completion of enrollment patients do not complete the relevant number of cycles and days on treatment foreseen in ES414 Protocol 401 Amendment 2 because they have withdrawn from the study, (iii) such Phase I/II Clinical Trial Dose Escalation Phase is stopped or suspended, or can only be continued or initiated again upon implementation of an additional protocol amendment (ES414 Protocol 401 Amendment 3) or a new ES414 Protocol. In the event that MorphoSys grants a sublicense under the rights granted to it pursuant to Section 2.1 to Develop the Product for Commercialization, Commercialize or Manufacture of the Product for use or sale in United Kingdom, France, Germany, Italy, Spain, Japan or China, and Emergent did not expressly consent to such sublicensee (whether or not such consent was required pursuant to Section 2.5.3), then, unless such sublicense is terminable by Emergent upon termination of this Agreement, MorphoSys shall not have the right to terminate this Agreement pursuant to this Section 13.2 for the first [**] months after the effective date of such sublicense (which effective date shall not be earlier than the execution date thereof).

b)	MorphoSys shall also have the right to terminate the Agreement at its sole unfettered discretion by written notice either (i) with immediate effect (i.e. with no notice period) within one week after the ADA test results from six (6) subjects participating under the ES414 Protocol 401 Amendment 2 of the Phase I/II Clinical Trial Dose Escalation Phase that have been treated for [**] day cycles (or the relevant number of cycles and days on treatment foreseen in ES414 Protocol 401 Amendment 2), have been obtained and have been discussed at a JSC meeting, or (ii) at any time during the last two (2) weeks of December 2016 with effect as of December 31, 2016, but regardless whether (i) or (ii) occurs first. For the avoidance of doubt continuous payment obligations from MorphoSys to Emergent pursuant to Article 14.1.2 shall not apply if MorphoSys terminates the Agreement pursuant to this Article 13.2 (b).

8. Article 14.1.2 shall be deleted in its entirety and replaced by the following:

14.1.2 Continuation of Contribution. If this Agreement is terminated by MorphoSys in accordance with Section 13.2(a) or by Emergent in accordance with Section 13.3, MorphoSys shall continue to be responsible for its share of Development Costs and Joint Regulatory Costs in accordance with the allocation set forth in Section 4.4.1(a) and one hundred percent (100%) of MorphoSys Sole-Funded Activities until attainment of a previously specified point within any such Clinical Trial set forth in the Development Plan that has multiple stages and decision points for progression from one stage to the next or termination of such Clinical Trial, from which point in time MorphoSys shall no longer be responsible for its share of Development Costs in accordance with the allocation set forth in Section 4.4.1(a) with respect to such Development Activity, provided, however, that in no event shall MorphoSys be responsible for costs and expenses exceeding the costs and expenses occurring for such Clinical Trial in accordance with the Development Plan later than twelve (12) months after the effective date of the termination of this Agreement in accordance with the allocation set forth in Section 4.4.1(a) or, if longer, until and to the extent such Clinical Trial can be terminated in accordance with applicable Law. For clarity, if this Agreement is terminated by MorphoSys in accordance with Section 13.2(a) or by Emergent in accordance with Section 13.3 notwithstanding its obligations in Article 12, Emergent shall be allowed, from receipt of the termination notice, to seek another license partner for the MorphoSys Territory as set forth further below. If, within one (1) year after such termination becomes effective, Emergent has entered into an agreement with a Third Party subject to which such Third Party receives a license to Develop and/or Commercialize the Product in the Field, under which good faith and arm’s length agreement such Third Party is obligated to pay to Emergent upfront fees and near-term (six (6) years but in any case until such Clinical Trial is completed (study report approved)) milestone payments and any additional license fees, funding or reimbursement, with such fees and milestone payments, any additional license fees, funding or reimbursement being in the aggregate at least [**] times the amount of Development Costs paid by MorphoSys under this Section 14.1.2, then, promptly following receipt by Emergent of, at least, such aggregate payments from such Third Party, Emergent will reimburse MorphoSys the amount of Development Costs paid by MorphoSys under this Section 14.1.2.

9. Interpretation; Full Force And Effect; Counterparts. Except as expressly amended hereby, the Agreement shall continue in full force and effect. This Second Amendment is incorporated and made a part of the Agreement between MorphoSys and Emergent. In the event of any conflict or inconsistency between the Agreement and this Second Amendment, the latter shall prevail. This Second Amendment may be executed by the Parties hereto in one or more counterparts, all of which shall be valid and binding on the Party or Parties executing them and all counterparts shall constitute one and the same document for all purposes. Each Party hereto represents and warrants that this Second Amendment has been duly authorized, executed and delivered by or on behalf of such Party.

IN WITNESS WHEREOF, Emergent and Morphosys have entered into this Amendment as of the Effective Date.

Emergent Product Development Seattle, LLC

By: Name: Title: Date:	/s/ Barry Labinger Barry Labinger EVP & President, Biosciences Div. 7/12/2015

MorphoSys AG

By:	/s/ Jens Holstein	By:	/s/ Dr. Marlies Sproll
Name:	Jens Holstein	Name:	Dr. Marlies Sproll
Title:	CEO	Title:	CSO
Date:	7/12/2015	Date:	7/12/2015